EXHIBIT 10.17.2

Name: David Heede

Address: Weaver View, Bentley Fold, Ellastone, Ashbourne, Derbyshire, DE6 2GX
United Kingdom

Date of Birth: 1 May 1961

In Burton on Trent on 24th September 2013

Dear David,

Secondment to Molson Coors Europe s.r.o.

This Secondment Letter (“Letter”) set out Molson Coors Brewing Company (UK) Limited’s (“MCBC UK”) (whose registered office is a 137 High Street, Burton Upon Trent, Staffordshire DE 14 1JZ, United Kingdom) proposals in relation to its offer of a secondment for you to Molson Coors Europe s.r.o. (“MCE”) (whose registered office is at Nádražni 84, Postal Code 150 54, Prague 5, Czech Republic, Identification Number 289 85 630 registered in the Commercial Registry maintained by the Municipal Court in Prague, Section C, Insert 157920). Should you wish to accept this offer then the following terms and conditions will be applicable.
1    TERMS AND CONDITIONS OF EMPLOYMENT

1.1
You will remain an employee of MCBC UK and you will not become an employee of MCE during your secondment by MCBC UK to MCE. Except as provided below, your terms and conditions of employment as set out in the Service Agreement entered into between you and Coors Brewers Limited (now, MCBC UK) on 17 March 2008 (“Employment Contract”) remain unchanged.

1.2	In the event of any inconsistency between this Letter and the Employment Contract, this Letter shall prevail during the term of your secondment by MCBC UK to MCE.

1.3
If any changes are made to your terms and conditions of employment (and/or to the Employment Contract) during your secondment to MCE, the secondment shall continue on the amended terms and conditions and the terms of this Letter.

1.4	Your secondment commenced on 1 January 2013 and will continue thereafter, subject to the terms of this Letter, and your Employment Contract.

1.5
During the secondment by MCBC UK to MCE, you will devote the whole of your working time, attention and skill to the duties required of you in relation to the business of MCE in the position of Chief Financial Officer of MCE under the instructions of the statutory body of MCE or the Global Chief Financial Officer of Molson Coors Brewing Company (“MCBC”). At the end of your secondment, your employment with MCBC UK will continue, unless and until terminated in accordance with the terms of the Employment Contract.

1.6
You will continue to participate in the MCBC Long Term Incentive Plan, subject to the terms of the plan. Your annual LTIP target will be maintained as per the arrangement in place prior to the date of this Letter in accordance with your offer letter dated 28th September 2012 until March 2015, at US$ 245,000 subject always to MCBC’s right to discontinue or amend the terms of this plan at any time and from time to time and , in such event, MCE, MCBC, MCBC UK or any Associated Company shall not be required to provide a replacement plan or to pay compensation in respect of such discontinuance or amendment. Thereafter, the target and any

EXHIBIT 10.17.2

payments due will be set at the level and amount appropriate to your position within the company. You acknowledge that you have no right to receive an annual allocation (or an allocation of a particular level) under this plan and that MCE, MCBC, MCBC UK or any Associated Company is under no obligation to operate a long term incentive plan. You also acknowledge that you will not acquire such a right, nor shall MCE, MCBC, MCBC UK or any Associated Company come under such an obligation, merely by virtue of you having received one or more allocations or payments (or allocations or payments of a particular level) under this or any other plan during the course of your secondment by MCBC UK to MCE.

For the purposes of this Letter, “Associated Company” means:

a company which is from time to time a subsidiary or a holding company of MCBC UK or a subsidiary (other than MCBC UK) of a holding company of MCBC UK. In this definition “subsidiary” and “holding company” have the same meanings as in Section 1159 of the UK Companies Act 2006, as originally enacted.

1.7
You will continue to accrue all your pension benefits, relating to our period of employment post 4 April 2009, under the employer-retirement benefit scheme (EFRBS) arrangement as per the letter from MCBC UK to you dated 11th February 2010.

2	DURING THE SECONDMENT

During the secondment

(a)	you will report to the statutory body of MCE or the Global Chief Financial Officer of MCBC or such other person as MCE may from time to time require and will perform work under their instructions;

(b)
you will carry out the work required of you as Chief Financial Officer primarily at MCE’s offices in Prague, Czech Republic and your home address in the United Kingdom or at such other place in Europe as MCBC UK may from time to time determine. If you choose to maintain your primary residence in the United Kingdom, generally, you will perform your duties ten days per month in Prague, a minimum of six days per month in the United Kingdom and the balance of the month in other European countries as required;

(c)	you salary of £220,000 per annum and other remuneration will continue to be paid by MCBC UK;

(d)	all other contractual benefits of your employment will continue to be honoured by MCBC UK;

(e)
if you choose to maintain your primary residence in the UK, MCE shall procure that you will be eligible to participate in the benefits provided by MCBC under the Molson Coors Europe Senior Mobile Workers Policy. Key provisions of that policy are:

(i)	you will be provided with housing while in Prague and accommodation whilst traveling from your home base;

(ii)	reasonable travel costs to and from your primary resident in the UK will be covered;

(iii)	you will receive medical cover while in Prague; and

(iv)	you will receive tax assistance and tax return preparation services from the relevant company’s tax provider.

3	END OF SECONDMENT

EXHIBIT 10.17.2

Your secondment to MCE will terminate:

(a)	automatically and with immediate effect, if you cease to be employed by MCBC UK for any reason, including your resignation:

(b)	automatically and with immediate effect, if MCE’s secondment agreement with MCBC UK terminates for any reason, or

(c)	if so decided by MCBC UK, who will have the right to terminate your secondment immediately by servicing you a written immediate cancellation of your secondment, where:

(i)	you commit an act of gross misconduct;

(ii)
if you are absent for reasons other than annual, study, paternity, parental, special or other leave authorised by Mark Hunter, President and CEO of MCE or Gavin Hatterlsey, Global Chief Financial Officer of MCBC, from the performance of your duties for a period of 60 working days in any period of 12 consecutive months; or

(iii)	if you act in any other such way that your continued secondment is likely to adversely affect MCE.

Termination of secondment by notice:

(a)
MCBC UK may terminate your secondment by a written secondment termination notice delivered to you with 60 days’ notice period without stating a reason or for any reason such termination of secondment does not affect your employment with MCBC UK.

(b)	Should any such event occur, MCBC UK may also have the right to terminate your employment. However, the termination of your secondment does not by itself terminate your employment with MCBC UK.

4    DISCIPLINARY AND GRIEVANCE MATTERS

Any disciplinary matter or grievance which arises during your secondment will continue to be dealt with by MCBC UK.

5    CONFIDENTIAL INFORMATION

During your secondment and at any time thereafter you shall not use for your own purposes or benefit or divulge or communicate to any person (other than as authorized by Mark Hunter, President and CEO of MCE or Gavin Hattersley, Global Chief Financial Officer MCBC, or as required for the purposes of carrying out your duties) any trade secrets or other information which is for the time being confidential relating to the business of MCBC UK or MCE or any other Associated Company, being information which is marked “confidential” or which MCE or MCBC UK shall have notified you is to be kept confidential or which by its nature would be normally regarded as being confidential, or which is your knowledge has been obtained by MCE, MCBC UK or any other Associated Company is to keep it confidential, but this obligation shall not extend to information or knowledge which is for the time being in the public domain (otherwise than by reason of its wrongful disclosure) or which is required to be disclosed by law.

6    PROPERTY

You will return to MCE upon request and also upon the termination of your secondment, all notes, memoranda, tools, samples, models, materials, prototypes, documents, drawings, specifications, other written materials,

EXHIBIT 10.17.2

computer software and all other property belonging to it which for the time being is in your possession or under your control including copies of any such documents, drawings, specifications, written material or computer software. You will ensure that all information belonging to MCE is erased from any personal computer system or any other personal information retrieval system you may have at the same time.

7    INTELLECTUAL PROPERTY RIGHTS

Any discovery, invention, design, process or work in respect of which copyright or any rights in the nature of copyright subsists which is capable of protection by law by means of any form of intellectual or industrial property rights (which expression shall include the right to apply for any such protection) made or devised by you during the performance of your duties during your secondment shall, as far as the law allows, be the property of MCBC UK and you shall upon MCBC UK’s request assign them to MCBC UK or as MCBC UK directs.

8    OTHER TERMS

Due to the fact that you will be seconded to perform work within the territory of the Czech Republic, you shall be subject to the applicable regulations in the Czech Republic as regards:

(a)	the maximum working hours and minimum rest periods

(b)	the minimum duration of annual leave or its proportional part,

(c)	the minimum salary, the relevant minimum level of guaranteed salary and extra pay for overtime work;

(d)	occupational safety and health protection;

(e)	equal treatment of male and female employees and prohibition of discrimination.

This does not apply if the corresponding rights (if any) arising under the laws of England are more favourable for you than those arising from applicable Czech legal regulations. The favourability shall be assessed separately for each such right resulting from your employment relationship with MCBC UK.

Please sign, date and return the attached copy of this Letter to MCBC UK, at 137 High Street, Burton Upon Trent, Staffordshire DE14 1JZ to the attention of Kate Holden, Head of ER Policy and Recruitment, MCBC UK within 5 working days of receipt, at the latest, to indicate your acceptance of the terms and conditions of this Letter this Letter shall form an agreement between you and MCBC UK on the terms and conditions of your secondment to MCE.

Yours sincerely,

Molson Coors Brewing Company (UK) Limited

name: Anita Adam

authorization: /s/ Anita Adam

Molson Coors Brewing Company (UK) Limited

name: Kate Pearce

EXHIBIT 10.17.2

authorization: /s/ Kate Pearce

To:    Molson Coors Brewing Company (UK) Limited

attn.: Anita Adam and Kate Pearce (Designation of Officer)

1.
I hereby accept the terms and conditions of my secondment by Molson Coors Brewing Company (UK) Limited, whose registered office is at 137 High Street, Burton Upon Trent, DE14 1JZ, Staffordshire, United Kingdom, to Molson Coors Europe s.r.o., whose registered office is at Nádražni 84, Postal Code 150 54, Prague 5, Czech Republic, Identification Number: 289 85 630 registered in the Commercial Registry maintained by the Municipal Court in Prague, Section C, Insert 157920, on the terms and conditions set out in the Second Letter dated [ ], of which the above is a copy.

Date:        7.10.2013

Place:        Burton

Name:        David Heede

Address:    Weaver View, Bentley Fold, Ellastone DE6 2GX

Date of Birth:     1.5.1961

Signature:    /s/ David Heede